Exhibit 10.1

Juan Luciano
Chairman and Chief Executive Officer
Archer Daniels Midland Company 77 W. Wacker Drive
Suite 4600
Chicago, Illinois 60601 312-634-8100

July 3, 2024

Via Email

Monish Patolawala

Subject: Job Offer: Executive Vice President, Chief Financial Officer

Dear Monish:

I am delighted to offer you the position of Executive Vice President, Chief Financial Officer, Archer Daniels Midland Company (“ADM”), reporting to me. All of us who met with you are excited about the prospect of you joining ADM. We look forward to officially welcoming you to our team on or about August 1, 2024.

Please find below a summary of the compensation, benefits package and onboarding requirements applicable to this role.

•	Annual Base Salary: $1,425,000

Your annual salary will be paid on a semi-monthly basis, generally payable on the 15th and last day of each month by close of business, or sooner as determined by state law. You will receive your earned compensation (subject to applicable withholdings) through direct deposit, if elected. If direct deposit is not elected, we will work with you to determine where you would like to receive your compensation.

•	Short-Term Incentive Target (Annual Cash Bonus): 135% of base salary

Based on your position, you will participate in ADM’s performance incentive plan (PIP) beginning in 2024 on a pro-rata basis based upon your hire date. Your annual cash bonus under this plan is determined upon the achievement of pre-established company-wide financial and performance goals (75%) and your individual performance (25%). Current performance goals are based on ADM’s adjusted EBITDA and adjusted ROIC. You will also be required to complete compliance training to be eligible for any payout.

Under the current plan, your target annual bonus opportunity will be $1,923,750. Depending on the results and performance, your actual bonus could range from $0.00 to a maximum of $3,847,500. For 2024, your payout will be pro-rated based on your hire date. Bonuses are subject to supplemental income tax withholding. You must be employed by ADM on the payment date to receive a bonus.

Classification: Restricted

•	Long-Term Incentive Target (Equity): $6,950,000

Your annual target equity award opportunity will be $6,950,000. The form of the annual award is determined each year by the Compensation and Succession Committee of the Board, and currently is granted in the form of 60% Performance Share Units (“PSUs”), vesting based upon company performance at the end of the three-year performance period, and 40% Restricted Stock Units (“RSUs”), vesting one-third each year over a three-year period following the grant, in each case subject to the applicable continued employment requirements and other terms set forth in the applicable award agreements.

•	Total Annual Target Compensation Summary

Base salary	$1,425,000
Annual cash bonus target	$1,923,750
Equity target	$6,950,000
Total annual compensation at target	$10,298,750

•	One-Time Make-Whole Award for Unvested Grants

$10,000,000 granted in the form of RSUs within the first thirty days of employment, vesting 25% at 6 months from grant date, 25% at 12 months from grant date, and 50% at 18 months from grant date, based on continued employment requirements and other terms set forth in the applicable award agreements. This is a grant to replace the unvested equity that you forfeit from your prior employer in order to join ADM. In the event you are terminated without “Cause,” or you terminate your employment for “Good Reason” (for purposes of this letter, as such terms are defined in ADM’s equity incentive plan) prior to the 18-month anniversary of the grant, the unvested portion of the grant shall accelerate and become fully vested.

•	2024 Long-Term Incentive Grant

$6,950,000 granted in the form of 60% PSUs based on the company’s performance from 2024-2026 and vesting in February 2027, and 40% RSUs, vesting one-third each year over a three-year period on the grant date anniversary, in each case subject to the applicable continued employment requirements and other terms set forth in the applicable award agreements.

•	Pro-Rata 2024 Make-Whole Annual Cash Bonus

$1,400,000 to be paid in January 2025 to replace the annual cash incentive you forfeit from your prior employer in order to join ADM subject to your continued employment through the payment date. You will also participate in ADM’s annual bonus program for the remainder of the 2024 plan year on a pro-rata basis based upon your hire date.

•	Relocation Benefits

You will be eligible to receive full relocation benefits per ADM’s relocation policy. Relocation benefits include, among other things, interim living while you relocate, participation in a home sale program, and assistance to locate a new residence and professional packing and shipment of household goods. In addition to the terms of the relocation policy, no repayment will be required in the event you terminate your employment for Good Reason during the 24-month repayment period.

Classification: Restricted

•	Benefits for Senior Executives

You will be offered the same benefits and perquisites available to other similarly situated senior executives of ADM. ADM offers a competitive benefit package that includes: a cash balance pension plan, 401(k) plan, medical, dental, vision, life and disability insurance, and vacation time. The Compensation/Succession Committee of the ADM board of directors has adopted a severance policy for senior executives that currently provides for, among other things, payment to you of two times your annual base salary and target bonus and continuation of healthcare benefits in the event of a termination without cause.

•	Onboarding Requirements

The offer is contingent upon the successful completion of ADM’s pre-employment process. Your background check was successfully completed. You are accepting this offer voluntarily and you represent that your employment by ADM and compliance with the terms and conditions hereof will not conflict with or result in the breach by you of any agreement to which you are a party to. Acceptance of this offer obligates you to complete a set of required training so that you learn the values of our company and do not inadvertently put yourself or the company at risk of violating policies, competition laws or data security practices. Please be prepared to dedicate one to two hours of your first few days to training. Your training requirements will be coordinated at your location or provided to you with your email access.

If you accept this offer, you will become an at-will employee of ADM. This means that your employment with ADM will have no specific or definite term, and that either you or ADM may terminate the relationship at any time for any reason, or no reason at all, and with or without notice. This letter constitutes the sole understanding between you and ADM concerning your employment with ADM and does not constitute a guarantee of employment. Your at-will employment relationship with ADM may be modified only by a written agreement signed by the Chief People and Diversity Officer.

The compensation and benefits described in this letter are provided under and subject to the terms and conditions of the applicable ADM plans, agreements, programs and policies. Nothing in this letter in any way limits our right to amend or terminate those plans, programs or policies, provided that all equity grant documents will be consistent with the applicable terms set forth in this offer.

Please feel free to contact me if you have any questions.

Monish, we are excited about the opportunity to have you join our team and are confident that your leadership will add tremendous value to ADM.

Best regards,

/s/ Juan Luciano

Juan Luciano

Classification: Restricted

/s/ Monish Patolawala
Accepted by Monish Patolawala

July 3, 2024
Acceptance Date

Classification: Restricted